Exhibit 10oo

PERFORMANCE SHARE UNITS AGREEMENT

Under the Bristol-Myers Squibb Company

2012 Stock Award and Incentive Plan

2013-2015 Performance Share Units Award

Bristol-Myers Squibb Company (the “Company”) has granted you a Performance Share Units Award as set forth in the Grant Summary. This award is subject in all respects to the terms, definitions and provisions of the 2012 Stock Award and Incentive Plan (the “Plan”) adopted by the Company.

Award Date:

Performance Cycle Start Date: January 1, 2013

Please refer to the Grant Summary for the Target Number of Performance Share Units relating to the 2013-2015 performance cycle:

2013 Performance Share Units (13-15 Cycle): One-third of total award

2014 Performance Share Units (13-15 Cycle): One-third of total award

2015 Performance Share Units (13-15 Cycle): One-third of total award

The year referenced for each of these three “tranches” is the “Performance Year” for that tranche.

The range at which Performance Share Units may be earned for varying performance will be set for each tranche by March 30 of the Performance Year. The range for the 2013 Performance Share Units is included on Exhibit A attached hereto.

Minimum Performance Condition: If you have been designated a Covered Employee (as defined in the Plan) for a Performance Year, then a required condition in order for you to earn Performance Share Units for the Performance Year will be that the Minimum Performance Condition has been achieved (in addition to achievement of the Performance Goals). A separate Minimum Performance Condition will be set for each tranche by March 30 of the Performance Year. The Minimum Performance Condition for the 2013 Performance Share Units is included on Exhibit A attached hereto.

Performance Goal and Earning Date: A separate Performance Goal will be set for each tranche by March 30 of the Performance Year, specifying the number of Performance Share Units that may be earned for specified levels of performance. The Earning Date will be December 31 of the Performance Year. The Performance Goals for the 2013 Performance Share Units are included on Exhibit A attached hereto.

Vesting: Earned Performance Share Units will vest on March 10, 2016, subject to earlier vesting at the times indicated in Sections 6 (including in connection with certain terminations following a Change in Control) and 8.

Settlement: Earned and vested Performance Share Units will be settled by delivery of one share of the Company’s Common Stock, $0.10 par value per share (“Shares”), for each Performance Share Unit being settled. Dividend equivalents will accrue and be payable in connection with Performance Share Units at the time and to the extent that the underlying Performance Share Unit becomes payable. Settlement shall occur at the time specified in Section 4 hereof.

1. PERFORMANCE SHARE UNITS AWARD

The Compensation and Management Development Committee of the Board of Directors of Bristol-Myers Squibb Company (the “Committee”) has granted to you the opportunity to earn the 2013 Performance Share Units as designated herein subject to the terms, conditions and restrictions set forth in this Agreement. In addition, the Committee hereby indicates its intention to grant to you the opportunity to earn the 2014 Performance Share Units and the 2015 Performance Share Units for the 2013-2015 performance cycle and subject to this Agreement; such grants shall become effective only at such time as the Committee has specified the Minimum Performance Condition (if the Minimum Performance Condition is applicable to you) and the Performance Goal for those Performance Share Units (by March 30 of the relevant Performance Year), except as otherwise provided in this Section 1 and in Sections 6(a) and 6(b). The target number of each tranche of Performance Share Units and the kind of shares deliverable in settlement, the calculation of earnings per share as a Performance Goal, and other terms and conditions of the Performance Share Units are subject to adjustment in accordance with Section 11 hereof and Plan Section 11(c). In the event of a Change in Control, you will become legally entitled to have the grant of Performance Share Units specified hereunder become effective (i) for the Performance Year in effect at the date of the Change in Control, at the time of the Change in Control (if the grant was not previously effective) if you were employed by the Company or a subsidiary or affiliate immediately before the Change in Control, and (ii) for any Performance Year beginning after the year in which the Change in Control occurred, at the beginning of such Performance Year if you remain so employed at that time. In each case relating to Performance Share Units the grant of which is effective at or following a Change in Control, the Minimum Performance Condition and the Performance Goal for such Performance Share Units shall be reasonably achievable and not more difficult to achieve in relation to the Company’s budget for that Performance Year than the Minimum Performance Condition and the Performance Goal for any earlier Performance Year was in relation to the budget for that earlier Performance Year.

2. CONSIDERATION

As consideration for grant of 2013 Performance Share Units, you shall remain in the continuous employ of the Company and/or its subsidiaries or affiliates for at least one year from the Performance Cycle Start Date or such lesser period as the Committee shall determine in its sole discretion, and no Performance Share Units shall be payable until after the completion of such one year or lesser period of employment by you (subject to Section 6(c)). No 2014 Performance Share Units or 2015 Performance Share Units shall be granted hereunder unless you have met the one-year continuous employment requirement specified in this Section 2, measured from the Performance Cycle Start Date.

3. MINIMUM PERFORMANCE CONDITION AND PERFORMANCE GOALS

The Minimum Performance Condition and the Performance Goals for the 2013 Performance Share Units are specified on the cover page of this Agreement and Exhibit A hereto, and for the 2014 Performance Share Units and 2015 Performance Share Units shall be specified in writing in such manner as the Committee may determine.

4. DETERMINATION OF PERFORMANCE SHARE UNITS EARNED AND VESTED; FORFEITURES; SETTLEMENT

By March 10 of the year following each Performance Year, the Committee shall determine and certify the extent to which Performance Share Units have been earned on the basis of the Company’s actual performance in relation to (i) the established Minimum Performance Condition and (ii) the established Performance Goals for the Performance Share Units relating to that Performance Year, provided, however, that, in the case of clause (ii), the Committee may exercise its discretion (reserved under Plan Sections 7(a) and 7(b)(v)) to reduce the amount of Performance Share Units deemed earned in its assessment of performance in relation to Performance Goals, or in light of other considerations the Committee deems relevant. The Committee shall certify these results in writing in accordance with Plan Section 7(c), subject to any limitation under Section 7 hereof (if you are Disabled during the Performance Year in excess of 26 weeks). Any Performance Share Units that are not, based on the Committee’s determination, earned by performance in a Performance Year (or deemed to be earned in connection with a termination of employment under Sections 6 and 8 below), including Performance Share Units that had been potentially earnable by performance in excess of the actual performance levels achieved, shall be canceled and forfeited.

Performance Share Units are subject to vesting based on your service for periods which extend past the applicable Performance Year. The stated vesting date is set forth on the cover page hereof. If, before the stated vesting date, there occurs an event immediately after which you are not an employee of the Company, its subsidiaries or an affiliate of the Company, you will become vested in Performance Share Units only to the extent provided in Section 6 or 8, and any Performance Share Units that have not been earned and vested at or before such event and which cannot thereafter be earned and vested under Sections 6 or 8 shall be canceled and forfeited.

In certain termination events as specified below and in connection with a long-term Disability (as defined in Section 7), you will be entitled to vesting of a “Pro Rata Portion” of the Performance Share Units earned or deemed earned hereunder. For purposes of this Agreement, in the case of a termination of employment, the Pro Rata Portion is calculated as the proportionate number of the total number of Performance Share Units relating to a given Performance Year; provided, however, that the number of days you were employed shall be reduced by the number of days during such Performance Year in which you were Disabled in excess of 26 weeks since the commencement of the Disability. For purposes of this Agreement, in the case of a Disability extending longer than 26 weeks, the Pro Rata Portion is calculated as the proportionate number of the total number of Performance Share Units relating to a given Performance Year minus the number of days you were Disabled in excess of 26 weeks since the commencement of the Disability.

The number of Performance Share Units earned or vested shall be rounded to the nearest whole Performance Share Unit, unless otherwise determined by the Company officers responsible for day-to-day administration of the Plan.

Performance Share Units that become vested while you remain employed by the Company or a subsidiary or affiliate shall be settled promptly upon vesting, but in any event within 60 days of the vesting date, by delivery of one Share for each Performance Share Unit being settled, unless validly deferred in accordance with deferral terms then authorized by the Committee (subject to Plan Section 11(k)). Performance Share Units that become vested under Sections 6(a), 6(b), 6(c), 6(d) or 8 shall be settled at the times specified therein; provided, however, that settlement of Performance Share Units under Sections 6(a), (b), (c) or (d) shall be subject to the applicable provisions of Plan Section 11(k). (Note: Plan Section 11(k) could apply if settlement is triggered by a Change in Control or a termination following a Change in Control). Until Shares are delivered to you in settlement of Performance Share Units, you shall have none of the rights of a stockholder of the Company with respect to the Shares issuable in settlement of the Performance Share Units, including the right to vote the shares and receive distributions other than dividends. (Your rights with respect to dividends are set forth in Section 11 below.) Shares of stock issuable in settlement of Performance Share Units shall be delivered to you upon settlement in certificated form or in such other manner as the Company may reasonably determine.

5. NONTRANSFERABILITY OF PERFORMANCE SHARE UNITS

During the period from the Award Date until the date all of the Performance Share Units have become vested and non-forfeitable and any further period prior to settlement of your Performance Share Units, you may not sell, transfer, pledge or assign any of the Performance Share Units or your rights relating thereto. If you attempt to assign your rights under this Agreement in violation of the provisions herein, the Company’s obligation to settle Performance Share Units or otherwise make payments shall terminate.

6. RETIREMENT AND OTHER TERMINATIONS (EXCLUDING DEATH)

(a) Retirement. In the event of your Retirement (as defined in the Plan) prior to settlement of Performance Share Units and after you have satisfied the one-year employment requirement of Section 2, you will be deemed vested (i) in any Performance Share Units that relate to a Performance Year completed before your Retirement and which have been determined or thereafter are determined by the Committee to have been earned under Section 4, and (ii) with respect to Performance Share Units relating to a Performance Year in progress at the date of your Retirement, in a Pro Rata Portion of the Performance Share Units you would have actually earned for that Performance Year if you had continued to be employed through the date the Committee determines the earning of the Performance Share Units for that Performance Year under Section 4 (for this purpose, if the grant of Performance Share Units relating to the Performance Year in progress at the date of your Retirement has not yet become effective, such grant shall be deemed to be effective immediately before the Retirement and shall have the same terms as applicable to participating employees who remain employed). If you are employed in the United States (including in Puerto Rico), and you are not eligible for Retirement pursuant to Plan Sections 2(x)(i) and 2(x)(ii), you shall be entitled to the pro rata vesting described in the preceding sentence only if you execute and do not revoke a release in favor of the Company and its predecessors, successors, affiliates, subsidiaries, directors and employees in a form satisfactory to the Company and, where deemed applicable by the Company, a non-compete and/or a non-solicitation agreement; if you fail to execute or revoke the release or fail to execute the non-compete or non-solicitation agreement, you shall forfeit any Performance Share Units that are unearned and unvested as of the date your employment terminates. Any Performance Share Units earned and vested under this Section 6(a) shall be settled at the earlier of (i) the date such Performance Share Units would have settled if you had continued to be employed by the Company or a subsidiary or affiliate, (ii) in the event of a Change in Control, as to previously earned Performance Share Units, promptly upon the Change in Control and, in the case of any unearned Performance Share Units (subject to Section 1), promptly following the date at which the Committee determines the extent to which such Performance Share Units have been earned (in each case subject to Section 6(e) below and Plan Section 11(k)), or (iii) in the event of your death, in the year following the Performance Year in which your Retirement occurred (following the Committee’s determination of the extent to which any remaining unearned Performance Share Units have been earned) or, if your death occurred after that year, as promptly as practicable following your death. Following your Retirement, any Performance Share Units that have not been earned and vested and which thereafter will not be deemed earned and vested under this Section 6(a) will be canceled and forfeited.

(b) Termination by the Company Not For Cause. In the event of your Termination Not for Cause (as defined in Section 6(f)) by the Company and not during the Protected Period (as defined in the Plan), prior to settlement of Performance Share Units and after you have satisfied the one-year employment requirement of Section 2, you will be deemed vested (i) in any Performance Share Units that relate to a Performance Year completed before such termination and which have been determined or thereafter are determined by the Committee to have been earned under Section 4, and (ii) with respect to Performance Share Units relating to a Performance Year in progress at the date of such termination, in a Pro Rata Portion of the Performance Share Units you would have actually earned for that Performance Year if you had continued to be employed through the date the Committee determines the earning of the Performance

Share Units for that Performance Year under Section 4 (for this purpose, if the grant of Performance Share Units relating to the Performance Year in progress at the date of your Termination Not for Cause has not yet become effective, such grant shall be deemed to be effective immediately before your termination and shall have the same terms as applicable to participating employees who remain employed). If you are employed in the United States (including in Puerto Rico), and you are not eligible for Retirement pursuant to Plan Sections 2(x)(i) and 2(x)(ii), you shall be entitled to the pro rata vesting described in the preceding sentence only if you execute and do not revoke a release in favor of the Company and its predecessors, successors, affiliates, subsidiaries, directors and employees in a form satisfactory to the Company and, where deemed applicable by the Company, a non-compete and/or a non-solicitation agreement; if you fail to execute or revoke the release or fail to execute the non-compete or non-solicitation agreement, you shall forfeit any Performance Share Units that are unearned and unvested as of the date your employment terminates. Any Performance Share Units earned and vested under this Section 6(b) shall be settled at the earlier of (i) the date such Performance Share Units would have settled if you had continued to be employed by the Company or a subsidiary or affiliate, (ii) in the event of a Change in Control meeting the conditions of Section 6(e)(ii), as to previously earned Performance Share Units, promptly upon such Change in Control and, in the case of any unearned Performance Share Units (subject to Section 1), promptly following the date at which the Committee determines the extent to which such Performance Share Units have been earned (in each case subject to Section 6(e) below and Plan Section 11(k)), or (iii) in the event of your death, in the year following the Performance Year in which your Termination Not for Cause occurred (following the Committee’s determination of the extent to which any remaining unearned Performance Share Units have been earned) or, if your death occurred after that year, as promptly as practicable following your death. Following such Termination Not for Cause, any Performance Share Units that have not been earned and vested and which thereafter will not be deemed earned and vested under this Section 6(b) will be canceled and forfeited.

(c) Qualifying Termination Following a Change in Control. In the event that you have a Qualifying Termination as defined in Plan Section 9(c) during the Protected Period (as defined in the Plan) following a Change in Control (as defined in the Plan), you will be deemed vested (i) in any Performance Share Units that relate to a Performance Year completed before such termination and which have been determined or thereafter are determined by the Committee to have been earned under Section 4, and (ii) with respect to Performance Share Units relating to a Performance Year in progress at the date of your Qualifying Termination (subject to Section 1, but including Performance Share Units otherwise not meeting the one-year requirement of Section 2), in a Pro Rata Portion of the target number of Performance Share Units that could have been earned in the Performance Year. All of your earned and vested Performance Share Units shall be settled promptly (subject to Section 6(e) below and Plan Section 11(k)); provided, however, any additional forfeiture conditions in the nature of a “clawback” or recoupment contained in Section 10 of this Agreement shall continue to apply to any payment. Upon your Qualifying Termination, any Performance Share Units that have not been deemed earned and vested under this Section 6(c) will be canceled and forfeited.

(d) Other Terminations. If you cease to be an employee of the Company and its subsidiaries and affiliates for any reason other than Retirement, Termination Not for Cause, a Qualifying Termination within the Protected Period following a Change in Control, or death, Performance Share Units granted herein that have not become both earned and vested shall be canceled and forfeited and you shall have no right to settlement of any portion of the Performance Share Units; provided however, in the event of your voluntary termination after January 1, 2016, you will continue to vest (subject to the following sentence) in any Performance Share Units that relate to a Performance Year completed before such termination and which have been determined or thereafter are determined by the Committee to have been earned under Section 4, and any Performance Share Units earned and vested under this proviso shall be settled at the earlier of (i) the date such Performance Share Units would have settled if you had continued to be employed by the Company or a subsidiary or affiliate, (ii) in the event of a Change in Control meeting the conditions of Section 6(e)(ii), as to previously earned Performance Share Units, promptly upon such

Change in Control and, in the case of any unearned Performance Share Units (subject to Section 1), promptly following the date at which the Committee determines the extent to which such Performance Share Units have been earned (in each case subject to Section 6(e) below and Plan Section 11(k)), or (iii) in the event of your death, as promptly as practicable following the date at which the Committee determines the extent to which any remaining unearned Performance Share Units have been earned.

(e) Special Distribution Rules to Comply with Code Section 409A. The Performance Share Units constitute a “deferral of compensation” under Section 409A of the Internal Revenue Code (the “Code”), based on Internal Revenue Service regulations and guidance in effect on the Award Date. As a result, the timing of settlement of your Performance Share Units will be subject to applicable limitations under Code Section 409A. Specifically, each tranche of Performance Share Units will be subject to Plan Section 11(k), including the following restrictions on settlement:

(i) Settlement of the Performance Share Units under Section 6(c) upon a Qualifying Termination will be subject to the requirement that the termination constitute a “separation from service” under Treas. Reg. § 1.409A-1(h), and subject to the six-month delay rule under Plan Section 11(k)(i)(C)(2) if at the time of separation from service you are a “Specified Employee.”

(ii) Settlement of the Performance Share Units under Sections 6(a), 6(b) or 6(d) in the event of a Change in Control will occur only if an event relating to the Change in Control constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Treas. Reg. § 1.409A-3(i)(5).

(f) Definition of “Termination Not for Cause.” For purposes of this Section 6, a “Termination Not for Cause” means a Company-initiated termination for reason other than willful misconduct, activity deemed detrimental to the interests of the Company, or disability, provided that you execute a general release and, where required by the Company, a non-solicitation and/or non-compete agreement with the Company.

(g) Determination of Termination Date. For purposes of the Performance Share Units, your employment will be considered terminated as of the date you are no longer actively providing services to the Company or one of its subsidiaries or affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, your right to vest in the Performance Share Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Company shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Performance Share Units (including whether you may still be considered to be providing services while on a leave of absence).

7. DISABILITY OF PARTICIPANT

For purposes of this Agreement, “Disability” or “Disabled” shall mean qualifying for and receiving payments under a disability plan of the Company or any subsidiary or affiliate either in the United States or in a jurisdiction outside of the United States, and in jurisdictions outside of the United States shall also include qualifying for and receiving payments under a mandatory or universal disability plan or program managed or maintained by the government. If you become Disabled, you will not be deemed to have terminated employment for the period during which, under the applicable Disability pay plan of the Company or a subsidiary or affiliate, you are deemed to be employed and continue to receive

Disability payments. Upon the cessation of payments under such Disability pay plan, (i) if you return to employment status with the Company or a subsidiary or affiliate, you will not be deemed to have terminated employment, and (ii) if you do not return to such employment status, you will be deemed to have terminated employment at the date of cessation of such Disability payments, with such termination treated for purposes of the Performance Share Units as a Retirement, death, or voluntary termination based on your circumstances at the time of such termination. If you have been Disabled for a period in excess of 26 weeks in the aggregate during one or more Performance Years, for each affected Performance Year you will earn only a Pro Rata Portion of the Performance Share Units you otherwise would have earned in respect of such a Performance Year.

8. DEATH OF PARTICIPANT

In the event of your death while employed by the Company or a subsidiary and prior to settlement of Performance Share Units but after you have satisfied the one-year employment requirement of Section 2, you will be deemed vested (i) in any Performance Share Units that relate to a Performance Year completed before your death and which have been determined or thereafter are determined by the Committee to have been earned under Section 4, and (ii) with respect to Performance Share Units relating to a Performance Year in progress at the date of your death, in a Pro Rata Portion of the Performance Share Units you would have actually earned for that Performance Year if you had continued to be employed through the date the Committee determines the earning of the Performance Share Units for that Performance Year under Section 4. In this case, your beneficiary shall be entitled to settlement of any of your earned and vested Performance Share Units referred to in clause (i) by the later of the end of the calendar year in which your death occurred or 60 days after your death, and to your earned and vested Performance Share Units referred to in clause (ii) in the year following your year of death as promptly as practicable following the determination of the number of Performance Share Units earned under clause (ii) above. In the case of your death, any Performance Share Units that have not been earned and vested and thereafter will not be deemed earned and vested under this Section 8 will be canceled and forfeited.

9. RESPONSIBILITY FOR TAXES

You acknowledge that, regardless of any action taken by the Company, any subsidiary or affiliate or your employer (“Employer”), the ultimate liability for all income tax (including federal, state, local and non-U.S. taxes), social security, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Employer to be an appropriate charge to you even if legally applicable to the Company or the Employer (“Tax-Related Items”), is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company, any subsidiary or affiliate and/or the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Share Units, including the grant of the Performance Share Units, the vesting of Performance Share Units, the conversion of the Performance Share Units into Shares or the receipt of an equivalent cash payment, the subsequent sale of any Shares acquired at settlement and the receipt of any dividends and/or dividend equivalents; and, (b) do not commit to structure the terms of the grant or any aspect of the Performance Share Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Award Date and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable event, you agree to make adequate arrangements satisfactory to the Company or the Employer to satisfy all Tax-Related Items. In this regard, by your acceptance of the Performance Share Units, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)	withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or

(b)	withholding from proceeds of the sale of Shares acquired upon settlement of the Performance Share Units either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); or

(c)	withholding in Shares to be issued upon settlement of the Performance Share Units; provided, however, if you are a Section 16 officer of the Company under the Securities Exchange Act of 1934, as amended, then the Company will withhold Shares upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (a) and (b) above.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Performance Share Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, you agree to pay to the Company or the Employer, including through withholding from your wages or other cash compensation paid to you by the Company and/or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

Notwithstanding anything in this Section 9 to the contrary, to avoid a prohibited acceleration under Code Section 409A, if Shares subject to the Performance Share Units will be sold on your behalf (or withheld) to satisfy any Tax-Related Items arising prior to the date of settlement of the Performance Share Units for any portion of the Performance Share Units that is considered nonqualified deferred compensation subject to Code Section 409A, then the number of shares sold on your behalf (or withheld) shall not exceed the number of shares that equals the liability for Tax-Related Items.

10. FORFEITURE IN THE EVENT OF COMPETITION AND/OR SOLICITATION OR OTHER ACTS

You acknowledge that your continued employment with the Company and its subsidiaries and affiliates and this grant of Performance Share Units are sufficient consideration for this Agreement, including, without limitation, the restrictions imposed upon you by this Section 10.

(a)	By accepting the Performance Share Units granted hereby, you expressly agree and covenant that during the Restricted Period (as defined below), you shall not, without the prior consent of the Company, directly or indirectly:

(i)	own or have any financial interest in a Competitive Business (as defined below), except that nothing in this clause shall prevent you from owning one percent or less of the outstanding securities of any entity whose securities are traded on a U.S. national securities exchange (including NASDAQ) or an equivalent foreign exchange;

(ii)	be actively connected with a Competitive Business by managing, operating, controlling, being an employee or consultant (or accepting an offer to be an employee or consultant) or otherwise advising or assisting a Competitive Business in such a way that such connection might result in an increase in value or worth of any product, technology or service, that competes with any product, technology or service upon which you worked or about which you became familiar as a result of your employment with the Company or a subsidiary or affiliate. You may, however, be actively connected with a Competitive Business after your employment with the Company or a subsidiary terminates for any reason, so long as your connection to the business does not involve any product, technology or service, that competes with any product, technology or service upon which you worked or about which you became familiar as a result of your employment with the Company or a subsidiary and the Company is provided written assurances of this fact from the Competing Company prior to your beginning such connection;

(iii)	take any action that might divert any opportunity from the Company or any of its affiliates, successors or assigns (the “Related Parties”) that is within the scope of the present or future operations or business of any Related Parties;

(iv)	employ, solicit for employment, advise or recommend to any other person that they employ or solicit for employment or form an association with any person who is employed by the Company or its Related Parties or who has been employed by the Company or its Related Parties within one year of the date your employment with the Company or a subsidiary ceased for any reason whatsoever;

(v)	contact, call upon or solicit any customer of the Company, or attempt to divert or take away from the Company the business of any of its customers;

(vi)	contact, call upon or solicit any prospective customer of the Company that you became aware of or were introduced to in the course of your duties for the Company or its Related Parties, or otherwise divert or take away from the Company the business of any prospective customer of the Company; or

(vii)	engage in any activity that is harmful to the interests of the Company, including, without limitation, any conduct during the term of your employment that violates the Company’s Standards of Business Conduct and Ethics, securities trading policy and other policies.

(b)	Forfeiture. You agree and covenant that, if the Company determines that you have violated any provisions of Section 10(a) above during the Restricted Period, then:

(i)	any portion of the Performance Share Units that have not been settled or paid to you as of the date of such determination shall be immediately canceled and forfeited;

(ii)	you shall automatically forfeit any rights you may have with respect to the Performance Share Units as of the date of such determination;

(iii)	if any Performance Share Units have become vested within the twelve-month period immediately preceding a violation of Section 10(a) above (or following the date of any such violation), upon the Company’s demand, you shall immediately deliver to it a certificate or certificates for Shares equal to the number of Shares delivered to you in settlement of such vested Performance Share Units if such delivery was made in Shares or you shall pay cash equal to the value of cash paid to you in settlement of such vested Performance Share Units if such payment was made in cash; and

(iv)	the foregoing remedies set forth in this Section 10(b) shall not be the Company’s exclusive remedies. The Company reserves all other rights and remedies available to it at law or in equity.

(c)	Company Policy. You agree that the Company may recover any incentive-based compensation received by you under this Agreement if such recovery is pursuant to a clawback or recoupment policy approved by the Committee.

(d)	Definitions. For purposes of this Section 10, the following definitions shall apply:

(i)	The Company directly advertises and solicits business from customers wherever they may be found and its business is thus worldwide in scope. Therefore, “Competitive Business” means any person or entity that engages in any business activity that competes with the Company’s business in any way, in any geographic area in which the Company engages in business, including, without limitation, any state in the United States in which the Company sells or offers to sell its products from time to time.

(ii)	“Restricted Period” means the period during which you are employed by the Company or its subsidiaries and affiliates and twelve months following the date that you no longer are employed by the Company or any of its subsidiaries or affiliates for any reason whatsoever.

(e)	Severability. You acknowledge and agree that the period, scope and geographic areas of restriction imposed upon you by the provisions of Section 10 are fair and reasonable and are reasonably required for the protection of the Company. In the event that any part of this Agreement, including, without limitation, Section 10, is held to be unenforceable or invalid, the remaining parts of this Agreement and Section 10 shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part of this Agreement. If any one of the provisions in Section 10 is held to be excessively broad as to period, scope and geographic areas, any such provision shall be construed by limiting it to the extent necessary to be enforceable under applicable law.

(f)	Additional Remedies. You acknowledge that breach by you of this Agreement would cause irreparable harm to the Company and that in the event of such breach, the Company shall have, in addition to monetary damages and other remedies at law, the right to an injunction, specific performance and other equitable relief to prevent violations of your obligations hereunder.

11. DIVIDEND EQUIVALENTS AND OTHER ADJUSTMENTS

(a)	Crediting of Dividend Equivalents. Subject to this Section 11, dividend equivalents shall be credited on your Performance Share Units (other than Performance Share Units that, at the relevant record date, previously have been settled or forfeited) as follows, except that the Committee may specify an alternative treatment from that specified in (i), (ii), or (iii) below for any dividend or distribution:

(i)

Cash Dividends. If the Company declares and pays a dividend or distribution on Shares in the form of cash, then a number of additional Performance Share Units shall be credited to you as of the payment date for such dividend or distribution equal to (A) the amount of such dividend on each outstanding Share, multiplied by (B) the number of Performance Share Units credited to you as of the record date for such dividend or distribution, divided by (C) the Fair Market Value of a Share at such payment date. At the time the underlying

Performance Share Units become payable, the Company has the discretion to pay any accrued dividend equivalents either in cash or in Shares. You will be eligible to receive dividend equivalents on any Performance Share Units credited to you under this Section 11(a)(i). For purposes of determining the number of Performance Share Units “credited” to you as of the record date of a dividend or distribution in this Section 11, a Performance Share Unit shall not be deemed “credited” until a separate Performance Goal has been set by the Committee for such Performance Share Unit.

(ii)	Non-Share Dividends. If the Company declares and pays a dividend or distribution on Shares in the form of property other than shares, then a number of additional Performance Share Units shall be credited to you as of the payment date for such dividend or distribution equal to (A) the number of Performance Share Units credited to you as of the record date for such dividend or distribution, multiplied by (B) the Fair Market Value of such property actually paid as a dividend or distribution on each outstanding Share at such payment date, divided by (C) the Fair Market Value of a share at such payment date. You will be eligible to receive dividend equivalents on any Performance Share Units credited to you under this Section 11(a)(ii).

(iii)	Common Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on Shares in the form of additional shares, or there occurs a forward split of Shares, then a number of additional Performance Share Units shall be credited to you as of the payment date for such dividend or distribution or forward split equal to (A) the number of Performance Share Units credited to you as of the record date for such dividend or distribution or split, multiplied by (B) the number of additional shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding Share. You will be eligible to receive dividend equivalents on any Performance Share Units credited to you under this Section 11(a)(iii).

(b)	Adjustment of Dividend Equivalents. If any Performance Share Unit is forfeited for any reason, including as a result of the failure to attain the Minimum Performance Condition or the failure to attain the Performance Goals at least at Threshold, any dividend or distribution attributable to such Performance Share Unit, whether in the form of cash or additional Performance Share Units, shall be forfeited on the date on which the underlying Performance Share Unit is forfeited. If any Performance Share Units are paid at greater or smaller than 100% of Target, the amount of dividend equivalents (if any) credited on such Performance Share Units, whether in the form of cash or additional Performance Share Units, shall be increased or decreased proportionately to reflect the payout percentage on the underlying Performance Share Units.

(c)	Payment of Dividend Equivalents. Any cash payable under this Section 11 shall be included as part of your regular payroll payment as soon as administratively practicable after the settlement date for the underlying Performance Share Units. Any Performance Share Units payable under this Section 11 shall be settled on the settlement date for the underlying Performance Share Unit. When the dividend equivalents you receive under this Section 11, if any, become payable to you, they will be compensation (wages) for tax purposes and, if you are a U.S. taxpayer, will be included on your W-2 form. The Company will be required to withhold applicable taxes on such dividend equivalents. The Company may deduct such taxes in the manner set forth in Section 9 hereof.

(d)

Other Adjustments. The target number of Performance Share Units, the kind of securities deliverable in settlement of Performance Share Units, and any performance measure based on per share results shall be appropriately adjusted in order to prevent dilution or enlargement of your rights with respect to the Performance Share Units upon the occurrence of an event referred to in

Plan Section 11(c). In furtherance of the foregoing, in the event of an equity restructuring, as defined in FASB ASC Topic 718, which affects the Shares, you shall have a legal right to an adjustment to your Performance Share Units which shall preserve without enlarging the value of the Performance Share Units, with the manner of such adjustment to be determined by the Committee in its discretion. Any Performance Share Units or related rights which directly or indirectly result from an adjustment to a Performance Share Unit hereunder shall be subject to the same risk of forfeiture and other conditions as apply to the granted Performance Share Unit and will be settled at the same time as the granted Performance Share Unit.

12. EFFECT ON OTHER BENEFITS

In no event shall the value, at any time, of the Performance Share Units or any other payment or right to payment under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of the Company or its subsidiaries or affiliates unless otherwise specifically provided for in such plan. Performance Share Units and the income and value of the same are not part of normal or expected compensation or salary for any purposes including, but not limited to, calculation of any severance, resignation, termination, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments.

13. ACKNOWLEDGMENT OF NATURE OF PLAN AND PERFORMANCE SHARE UNITS

In accepting the Performance Share Units, you acknowledge, understand and agree that:

(a) The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) The award of Performance Share Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Performance Share Units, or benefits in lieu of Performance Share Units even if Performance Share Units have been awarded in the past;

(c) All decisions with respect to future awards of Performance Share Units or other awards, if any, will be at the sole discretion of the Company;

(d) Your participation in the Plan is voluntary;

(e) The Performance Share Units and the Shares subject to the Performance Share Units are not intended to replace any pension rights or compensation;

(f) The future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(g) No claim or entitlement to compensation or damages arises from the forfeiture of Performance Share Units, resulting from termination of your employment or other service relationship with the Company, or any of its subsidiaries or affiliates or the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) and in consideration of the grant of the Performance Share Units to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, any of its subsidiaries or affiliates or the Employer, waive your ability, if any, to bring such claim, and release the Company, any subsidiary or affiliate and/or the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(h) Unless otherwise provided in the Plan or by the Company in its discretion, the Performance Share Units and the benefits evidenced by this Agreement do not create any entitlement to have the Performance Share Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and

(i) The following provisions apply only if you are providing services outside the United States: (i) the award and the Shares subject to the Performance Share Units are not part of normal or expected compensation or salary for any purpose; and (ii) you acknowledge and agree that neither the Company, the Employer nor any subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Performance Share Units or of any amounts due to you pursuant to the settlement of the Performance Share Units or the subsequent sale of any Shares acquired upon settlement.

14. NO ADVICE REGARDING GRANT

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

15. RIGHT TO CONTINUED EMPLOYMENT

Nothing in the Plan or this Agreement shall confer on you any right to continue in the employ of the Company or any subsidiary or affiliate or any specific position or level of employment with the Company or any subsidiary or affiliate or affect in any way the right of the Company or any subsidiary or affiliate to terminate your employment without prior notice at any time for any reason or no reason.

16. ADMINISTRATION

The Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this Agreement, and all such Committee determinations shall be final, conclusive, and binding upon the Company, any subsidiary or affiliate, you, and all interested parties. Any provision for distribution in settlement of your Performance Share Units and other obligations hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in you or any beneficiary any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for you or any beneficiary. You and any of your beneficiaries entitled to any settlement or other payment hereunder shall be a general creditor of the Company.

17. DEEMED ACCEPTANCE

You are required to accept the terms and conditions set forth in this Agreement prior to the end of the first Performance Year in order for you to receive the Award granted to you hereunder. If you wish to decline this Award, you must reject this Agreement prior to the end of the first Performance Year. For your benefit, if you have not rejected the Agreement prior to the end of the first Performance Year, you will be deemed to have automatically accepted this Award and all the terms and conditions set forth in this Agreement. Deemed acceptance will allow the shares to be released to you in a timely manner.

18. AMENDMENT TO PLAN

This Agreement shall be subject to the terms of the Plan, as amended from time to time, except that, subject to Sections 25 and 28 below, Performance Share Units which are the subject of this Agreement may not be materially adversely affected by any amendment or termination of the Plan approved after the Award Date without your written consent.

19. SEVERABILITY AND VALIDITY

The various provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

20. GOVERNING LAW, JURISDICTION AND VENUE

This Agreement and Award grant shall be governed by the substantive laws (but not the choice of law rules) of the State of New York. For purposes of litigating any dispute that arises under this Performance Share Unit grant or Agreement, the parties hereby submit to and consent to the jurisdiction of the State of New York, agree that such litigation shall be conducted in the courts of New York, New York, or the federal courts for the United States for the Southern District of New York, and no other courts where this Performance Share Unit grant is made and/or performed.

21. SUCCESSORS

This Agreement shall be binding upon and inure to the benefit of the successors, assigns, and heirs of the respective parties.

22. DATA PRIVACY

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, your Employer, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company, any subsidiary and/or your Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Performance Share Units or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”).

You understand that Data may be transferred to Morgan Stanley Smith Barney, or such other stock plan service provider as may be selected by the Company in the future, which assists in the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g. the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, Morgan Stanley Smith Barney and other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon vesting of the Performance Share Units may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Performance Share Units or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

23. ELECTRONIC DELIVERY AND ACCEPTANCE

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic systems established and maintained by the Company or a third-party designated by the Company.

24. LANGUAGE

If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

25. COMPLIANCE WITH LAWS AND REGULATIONS

Notwithstanding any other provisions of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, you understand that the Company will not be obligated to issue any Shares pursuant to the vesting and settlement of the Performance Share Units, if the issuance of such Shares shall constitute a violation by you or the Company of any provision of law or regulation of any governmental authority. Further, you agree that the Company shall have unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares. Any determination by the Company in this regard shall be final, binding and conclusive.

26. ENTIRE AGREEMENT AND NO ORAL MODIFICATION OR WAIVER

This Agreement contains the entire understanding of the parties. This Agreement shall not be modified or amended except in writing duly signed by the parties except that the Company may adopt a modification or amendment to the Agreement that is not materially adverse to you in writing signed only by the Company. Any waiver of any right or failure to perform under this Agreement shall be in writing signed by the party granting the waiver and shall not be deemed a waiver of any subsequent failure to perform.

27. ADDENDUM

Your Performance Share Units shall be subject to any special provisions set forth in the Addendum to this Agreement for your country, if any. If you relocate to one of the countries included in the Addendum during any Performance Year, the special provisions for such country shall apply to you, to the extent the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. The Addendum, if any, constitutes part of this Agreement.

28. IMPOSITION OF OTHER REQUIREMENTS

The Company reserves the right to impose other requirements on your participation in the Plan, on the Performance Share Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

For the Company

Bristol-Myers Squibb Company

By:

I have read this Agreement in its entirety. I understand that this Award has been granted to provide a means for me to acquire and/or expand an ownership position in Bristol-Myers Squibb Company. I acknowledge and agree that sales of shares will be subject to the Company’s policies regulating trading by employees. In accepting this Award, I hereby agree that Morgan Stanley Smith Barney, or such other vendor as the Company may choose to administer the Plan, may provide the Company with any and all account information for the administration of this Award.

I hereby agree to all the terms, restrictions and conditions set forth in the Agreement.

Exhibit A

PERFORMANCE SHARE UNITS AGREEMENT

Under the Bristol-Myers Squibb Company

2012 Stock Award and Incentive Plan

2013-2015 Performance Share Units Award

2013 Minimum Performance Condition and Performance Goals

If Participant has been designated a Covered Employee (as defined in the Plan) for the 2013 Performance Year, then a required condition in order for Participant to earn 2013 Performance Share Units in the manner set forth below will be that the Company’s Non-GAAP Pretax Earnings for the 2013 fiscal year shall equal or exceed $[            ] (the “Minimum Performance Condition”). If Participant has not been designated a Covered Employee for the 2013 Performance Year, then Participant shall earn 2013 Performance Share Units in the manner set forth below.

The number of 2013 Performance Share Units earned by Participant shall be determined as of December 31, 2013 (the “Earning Date”), based on the Company’s 2013 Net Sales Performance (net of foreign exchange), 2013 Non-GAAP Diluted EPS Performance, and 2013 Adjusted Net Cash Flow from Operating Activities Performance, each as defined below, determined based on the following grid:

Performance Measure	Threshold	Target	Maximum
2013 Net Sales, net of fx ($=MM)
2013 Non-GAAP Diluted EPS
2013 Adjusted Net Cash Flow from Operating Activities ($=MM)

Participant shall earn 32.50% of the target number of 2013 Performance Share Units for “Threshold Performance,” 100% of the target number of 2013 Performance Share Units for “Target Performance,” and 167.50% of the target number of 2013 Performance Share Units for “Maximum Performance.” For this purpose, 2013 Net Sales Performance and 2013 Adjusted Net Cash Flow from Operating Activities Performance are weighted 25% each, and 2013 Non-GAAP Diluted EPS Performance is weighted 50%, so the level of earning of 2013 Performance Share Units shall be determined on a weighted-average basis.

Determinations of the Committee regarding 2013 Non-GAAP Pretax Earnings, 2013 Net Sales Performance, 2013 Non-GAAP Diluted EPS Performance, and 2013 Adjusted Net Cash Flow from Operating Activities Performance, and the resulting 2013 Performance Share Units earned, and related matters, will be final and binding on Participant. In making its determinations with respect to 2013 Net Sales Performance, 2013 Non-GAAP Diluted EPS Performance, and 2013 Adjusted Net Cash Flow from Operating Activities Performance, the Committee may exercise its discretion (reserved under Plan Sections 7(a) and 7(b)(v)) to reduce the amount of Performance Share Units deemed earned, in its sole discretion.

A-1

Addendum

BRISTOL-MYERS SQUIBB COMPANY

SPECIAL PROVISIONS FOR PERFORMANCE SHARE UNITS IN CERTAIN COUNTRIES

This Addendum includes special country-specific terms that apply to residents in the countries listed below. This Addendum is part of the Agreement. Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement.

This Addendum also includes information of which you should be aware with respect to your participation in the Plan. For example, certain individual exchange control reporting requirements may apply upon vesting of the Performance Share Units and/or sale of Shares. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2013 and is provided for informational purposes. Such laws are often complex and change frequently, and results may be different based on the particular facts and circumstances. As a result, the Company strongly recommends that you do not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time your Performance Share Units vest or are settled, or you sell Shares acquired under the Plan.

In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you currently are working, transfer employment after the Performance Share Units are granted to you, or are considered a resident of another country for local law purposes, the information contained herein for the country you are working in at the time of grant may not be applicable to you, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to you. If you transfer residency and/or employment to another country or are considered a resident of another country listed in the Addendum after the Performance Share Units are granted to you, the terms and/or information contained for that new country (rather than the original grant country) may be applicable to you.

Algeria

Exchange Control Information. Proceeds from the sale of Shares and the receipt of any dividends must be repatriated to Algeria.

Argentina

Securities Law Information. Neither the Performance Share Units nor the underlying Shares are publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.

Exchange Control Information. In the event that you transfer proceeds from the sale of Shares or any cash dividends paid on such shares into Argentina within 10 days of receipt (i.e., if the proceeds have not been held in the offshore bank or brokerage account for at least 10 days prior to transfer), you will be required to deposit 30% of any proceeds in a non-interest bearing deposit account for a 365 day holding period. In any event, the Argentine bank handling the transaction may request certain documentation in connection with your request to transfer proceeds into Argentina, including evidence of the sale and proof that no funds were remitted out of Argentina to acquire the Shares. If the bank determines that the 10-day rule or any other rule or regulation promulgated by the Argentine Central Bank has not been satisfied, it may require that 30% of the proceeds be placed in a non-interest bearing dollar denominated mandatory

Addendum-1

deposit account for a holding period of 365 days. Please note that exchange control regulations in Argentina are subject to frequent change. You are solely responsible for complying with any exchange control laws that may apply to you as a result of participating in the Plan and/or the transfer of funds in connection with the award. You should consult with your personal legal advisor regarding any exchange control obligations that you may have.

Australia

Securities Law Information. If you acquire Shares pursuant to your Performance Share Units and you offer your Shares for sale to a person or entity resident in Australia, your offer may be subject to disclosure requirements under Australian law. You should obtain legal advice on your disclosure obligations prior to making any such offer.

Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers. The Australian bank assisting with the transaction will file the report for you. If there is no Australian bank involved in the transfer, you will have to file the report.

Austria

Exchange Control Information. If you hold Shares purchased under the Plan outside of Austria (even if you hold them outside of Austria at a branch of an Austrian bank), you will be required to submit a report to the Austrian National Bank as follows: (i) on a quarterly basis if the value of the Shares as of any given quarter exceeds €30,000,000; and (ii) on an annual basis if the value of the Shares as of December 31 exceeds €5,000,000.

When Shares are sold, there may be exchange control obligations if the cash proceeds from the sale are held outside Austria. If the transaction volume of all your cash accounts abroad exceeds €3,000,000, the movements and the balance of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month. If the transaction value of all cash accounts abroad is less than €3,000,000, no ongoing reporting requirements apply.

Belgium

Tax Reporting Information. If you are a Belgian resident, you are required to report any security or bank account (including brokerage accounts) you maintain outside of Belgium on your annual tax return.

Brazil

Compliance with Laws. By accepting the Performance Share Units, you agree that you will comply with Brazilian law when you vest in the Performance Share Units and sell Shares. You also agree to report and pay any and all taxes associated with the vesting of the Performance Share Units, the sale of the Shares acquired pursuant to the Plan and the receipt of any dividends or Dividend Equivalents.

Exchange Control Information. You must prepare and submit a declaration of assets and rights held outside of Brazil to the Central Bank on an annual basis if you hold assets or rights valued at more than US$100,000. The assets and rights that must be reported include Shares.

Canada

Settlement of Performance Share Units. Notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, Performance Share Units will be settled in Shares only, not cash.

Addendum-2

Securities Law Information. You acknowledge and agree that you will only sell Shares acquired through participation in the Plan outside of Canada through the facilities of a stock exchange on which the Shares are listed. Currently, the Shares are listed on the New York Stock Exchange.

Termination of Employment. This provision supplements Section 6(g) of the Agreement:

In the event of your termination of employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), your right to vest in the Performance Share Units will terminate effective as of the date that is the earlier of (1) the date you are no longer actively providing service or, (2) the date you receive notice of termination of employment from the Employer, regardless of any notice period or period of pay in lieu of such notice required under applicable laws (including, but not limited to statutory law, regulatory law and/or common law); the Company shall have the exclusive discretion to determine when you are no longer actively employed for purposes of the Performance Share Units.

The following provisions apply if you are resident in Quebec:

Language Acknowledgment

The parties acknowledge that it is their express wish that this Agreement, including this Addendum, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be provided to them in English.

Consentement relatif à la langue utilisée. Les parties reconnaissent avoir expressément souhaité que la convention («Agreement») ainsi que cette Annexe, ainsi que tous les documents, avis et procédures judiciares, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

Data Privacy. This provision supplements Section 22 of the Agreement:

You hereby authorize the Company, the Employer and their representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company and its subsidiaries to disclose and discuss the Plan with their advisors. You further authorize the Company and its subsidiaries to record such information and to keep such information in your employee file.

Chile

Securities Law Information. Neither the Company, the Performance Share Units nor the Shares you may acquire upon vesting of your Performance Share Units are registered with the Registry of Securities or under the control of the Chilean Superintendence of Securities.

Exchange Control and Tax Information. You are not required to repatriate proceeds obtained from the sale of Shares or from dividends to Chile; however, if you decide to repatriate proceeds from the sale of Shares and/or dividends and the amount of the proceeds to be repatriated exceeds US$10,000, you acknowledge that you must effect such repatriation through the Formal Exchange Market (i.e., a commercial bank or registered foreign exchange office).

Further, if the value of your aggregate investments held outside of Chile exceeds US$5,000,000 (including the value of Shares acquired under the Plan), you must report the status of such investments annually to the Central Bank using Annex 3.1 of Chapter XII of the Foreign Exchange Regulations.

Addendum-3

Finally, if you hold Shares acquired under the Plan outside of Chile, you must inform the Chilean Internal Revenue Service (the “CIRS”) of the details of your investment in the Shares by Filing Tax Form 1851 “Annual Sworn Statement Regarding Investments Held Abroad.” Further, if you wish to receive credit against your Chilean income taxes for any taxes paid abroad, you must report the payment of taxes abroad to the CIRS by filing Tax Form 1853 “Annual Sworn Statement Regarding Credits for Taxes Paid Abroad.” These statements must be submitted electronically through the CIRS website before March 15 of each year.

China

The following provisions apply if you are subject to the exchange control regulations in China, as determined by the Company in its sole discretion:

Settlement of Performance Share Units and Sale of Shares. Due to local regulatory requirements, upon the vesting of the Performance Share Units, you agree to the immediate sale of any Shares to be issued to you upon vesting and settlement of the Performance Share Units. You further agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on your behalf pursuant to this authorization) and you expressly authorize the Company’s designated broker to complete the sale of such Shares. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay you the cash proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items.

Treatment of Performance Share Units Upon Termination of Employment. Notwithstanding anything in the Agreement to the contrary, upon termination of your employment, you will forfeit any Pro Rata Portion of Performance Share Units vesting after your termination of employment. Any Performance Share Units earned but unvested as of your termination of employment will vest immediately upon such termination date and the distributed Shares will be sold immediately upon vesting, as described above. You will not continue to vest in Performance Share Units or be entitled to any Pro Rata Portion of Performance Share Units after your termination of employment. Any Shares distributed to you according to this paragraph will be sold immediately upon distribution, as described above.

Exchange Control Information. You understand and agree that, to facilitate compliance with exchange control requirements, you will be required to immediately repatriate to China the cash proceeds from the immediate sale of the Shares issued upon the vesting of the Performance Share Units. You further understand that, under local law, such repatriation of the cash proceeds will be effectuated through a special exchange control account established by the Company or its subsidiaries, and you hereby consent and agree that the proceeds from the sale of Shares acquired under the Plan may be transferred to such special account prior to being delivered to you. The Company may deliver the proceeds to you in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid in U.S. dollars, you understand that you will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are converted to local currency, there may be delays in delivering the proceeds to you and due to fluctuations in the Shares trading price and/or the U.S. dollar/PRC exchange rate between the vesting/sale date and (if later) when the sale proceeds can be converted into local currency, the sale proceeds that you receive may be more or less than the market value of the Shares on the vesting/sale date (which is the amount relevant to determining your tax liability). You agree to bear the risk of any currency fluctuation between the date the Performance Share Units vest and the date of conversion of the proceeds into local currency.

You further agree to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in China.

Addendum-4

Colombia

Exchange Control Information. Investments in assets located outside of Colombia (including Shares) are subject to registration with the Central Bank (Banco de la República) if the aggregate value of such investments is US$500,000 or more (as of December 31 of the applicable calendar year). Further, upon the sale of any Shares that you have registered with the Central Bank, you must cancel the registration by March 31 of the following year. You may be subject to fines if you fail to cancel such registration.

Czech Republic

Exchange Control Information. The Czech National Bank may require you to fulfill certain notification duties in relation to the Performance Share Units and the opening and maintenance of a foreign account. However, because exchange control regulations change frequently and without notice, you should consult your personal legal advisor prior to the vesting of the Performance Share Units and the sale of Shares to ensure compliance with current regulations. It is your responsibility to comply with any applicable Czech exchange control laws.

Denmark

Stock Option Act. You acknowledge that you have received an Employer Statement in Danish.

Exchange Control Information. If you establish an account holding Shares or an account holding cash outside Denmark, you must report the account to the Danish Tax Administration. The form may be obtained from a local bank. Please note that these obligations are separate from and in addition to the obligations described below.

Securities/Tax Reporting Information. If you hold Shares acquired under the Plan in a brokerage account with a broker or bank outside Denmark, you are required to inform the Danish Tax Administration about the account. For this purpose, you must file a Form V (Erklaering V) with the Danish Tax Administration. Both you and the broker or bank must sign the Form V. By signing the Form V, the broker or bank undertakes an obligation, without further request each year and not later than February 1 of the year following the calendar year to which the information relates, to forward information to the Danish Tax Administration concerning the Shares in the account. In the event that the applicable broker or bank with which the account is held does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, you acknowledge that you are solely responsible for providing certain details regarding the foreign brokerage or bank account and any Shares acquired at vesting and held in such account to the Danish Tax Administration as part of your annual income tax return. By signing the Form V, you authorize the Danish Tax Administration to examine the account. A sample of the Form V can be found at the following website: www.skat.dk.

In addition, if you open a brokerage account (or a deposit account with a U.S. bank), the brokerage account likely will be treated as a deposit account because cash can be held in the account. Therefore, you likely must file a Form K (Erklaering K) with the Danish Tax Administration. The Form K must be signed both by you and by the applicable broker or bank where the account is held. By signing the Form K, the broker/bank undertakes an obligation, without further request each year and not later than February 1 of the year following the calendar year to which the information relates, to forward information to the Danish Tax Administration concerning the content of the account. In the event that the applicable financial institution (broker or bank) with which the account is held, does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, you acknowledge that you are solely responsible for providing certain details regarding the foreign brokerage or bank account to the Danish Tax Administration as part of your annual income tax return. By signing the Form K, you authorize the Danish Tax Administration to examine the account. A sample of the Form K can be found at the following website: www.skat.dk.

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Ecuador

There are no country-specific provisions.

Egypt

Exchange Control Information. If you transfer funds into Egypt in connection with the Performance Share Units, you are required to transfer the funds through a registered bank in Egypt.

European Union Member States

Retirement. The following provision supplements Section 6 of the Agreement:

Notwithstanding the foregoing, if the EU Employment Equality Directive has been implemented in your country of employment or residence or if the Company receives a legal opinion that there has been a legal judgment and/or legal development in your jurisdiction that likely would result in the favorable Retirement treatment that applies to the Performance Share Units under the Plan being deemed unlawful and/or discriminatory, the provision above regarding termination of employment due to Retirement shall not be applicable to you.

Finland

There are no country specific provisions.

France

Language Acknowledgement

En signant et renvoyant le présent document décrivant les termes et conditions de votre attribution, vous confirmez ainsi avoir lu et compris les documents relatifs á cette attribution (le Plan et ce Contrat d’Attribution) qui vous ont été communiqués en langue anglaise.

By accepting your Performance Share Units, you confirm having read and understood the documents relating to this grant (the Plan and this Agreement) which were provided to you in English.

Exchange Control Information. If you import or export cash (e.g., sales proceeds received under the Plan) with a value equal to or exceeding €10,000 and do not use a financial institution to do so, you must submit a report to the customs and excise authorities.

If you hold Shares outside of France or maintain a foreign bank account, you are required to report such to the French tax authorities when filing your annual tax return. Failure to comply could trigger significant penalties.

Germany

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. In the event that you make or receive a payment in excess of this amount, you are responsible for obtaining the appropriate form from the remitting bank and complying with applicable reporting requirements.

Addendum-6

Greece

There are no country-specific provisions.

Hong Kong

Securities Law Information. Warning: The Performance Share Units and any Shares issued at vesting do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or its subsidiaries. The Agreement, including this Addendum, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. The Performance Share Units are intended only for the personal use of each eligible employee of the Employer, the Company or any subsidiary and may not be distributed to any other person. If you are in any doubt about any of the contents of the Agreement, including this Addendum, or the Plan, or any other incidental communication materials, you should obtain independent professional advice.

Settlement of Performance Share Units and Sale of Shares. Notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, Performance Share Units will be settled in Shares only, not cash. In addition, notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, no Shares acquired under the Plan can be sold prior to six months from the Award Date.

Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”).

Hungary

There are no country-specific provisions.

India

Exchange Control Information. You must repatriate all proceeds received from the sale of Shares and any cash dividends to India within a reasonable time following the sale (i.e., within 90 days). You must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Company or the Employer requests proof of repatriation. It is your responsibility to comply with applicable exchange control laws in India.

Effective April 1, 2012, you are required to declare in your annual tax return (a) any foreign assets held by you or (b) any foreign bank accounts for which you have signing authority.

Ireland

Director Notification Obligation. If you are a director, shadow director, or secretary of an Irish subsidiary, you are subject to certain notification requirements under the Companies Act, 1990. Among these requirements is an obligation to notify the Irish subsidiary in writing within five business days of receiving or disposing of an interest (e.g., Performance Share Units, Shares) in the Company and the number and class of Shares or rights to which the interest relates, or within five business days of becoming aware of the event giving rise to the notification requirement or within five days of becoming a director or secretary if such an interest exists at the time. This disclosure requirement also applies to any rights or Shares acquired by your spouse or child(ren) (under the age of 18).

Israel

Settlement of Performance Share Units and Sale of Shares. Due to local regulatory requirements, upon the vesting of the Performance Share Units, you agree to the immediate sale of any Shares to be issued to you upon vesting and settlement of the Performance Share Units. You further agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares

Addendum-7

(on your behalf pursuant to this authorization) and you expressly authorize the Company’s designated broker to complete the sale of such Shares. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay you the cash proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items.

Italy

Data Privacy Notice. This section replaces Section 22 of the Agreement:

You understand that the Company and the Employer are the privacy representatives of the Company in Italy and may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any subsidiaries, details of all Performance Share Units or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in your favor, and that the Company and the Employer will process said data and other data lawfully received from third parties (“Personal Data”) for the exclusive purpose of managing and administering the Plan and complying with applicable laws, regulations and Community legislation. You also understand that providing the Company with Personal Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that your denial to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. You understand that Personal Data will not be publicized, but it may be accessible by the Employer as the privacy representative of the Company and within the Employer’s organization by its internal and external personnel in charge of processing, and by Morgan Stanley Smith Barney or any other data processor appointed by the Company. The updated list of processors and of the subjects to which Data are communicated will remain available upon request from the Employer. Furthermore, Personal Data may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. You understand that Personal Data may also be transferred to the independent registered public accounting firm engaged by the Company, and also to the legitimate addressees under applicable laws. You further understand that the Company and its subsidiaries will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and that the Company and its subsidiaries may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Personal Data to Morgan Stanley Smith Barney or other third party with whom you may elect to deposit any Shares acquired under the Plan or any proceeds from the sale of such Shares. Such recipients may receive, possess, use, retain and transfer Personal Data in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan. You understand that these recipients may be acting as controllers, processors or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in the United States or elsewhere, in countries that do not provide an adequate level of data protection as intended under Italian privacy law.

Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

You understand that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

Addendum-8

The processing activity, including communication, the transfer of Personal Data abroad, including outside of the European Economic Area, as specified herein and pursuant to applicable laws and regulations, does not require your consent thereto as the processing is necessary to performance of law and contractual obligations related to implementation, administration and management of the Plan. You understand that, pursuant to section 7 of the Legislative Decree no. 196/2003, you have the right at any moment to, including, but not limited to, obtain confirmation that Personal Data exists or not, access, verify its contents, origin and accuracy, delete, update, integrate, correct, block or stop, for legitimate reason, the Personal Data processing. To exercise privacy rights, you should contact the Employer. Furthermore, you are aware that Personal Data will not be used for direct marketing purposes. In addition, Personal Data provided can be reviewed and questions or complaints can be addressed by contacting your human resources department.

Plan Document Acknowledgment. By accepting the Performance Share Units, you acknowledge that you have received a copy of the Plan, reviewed the Plan, the Agreement and this Addendum in their entirety and fully understand and accept all provisions of the Plan, the Agreement and this Addendum.

In addition, you further acknowledge that you have read and specifically and expressly approve without limitation the following clauses in the Agreement: Section 9 (Responsibility for Taxes); Section 13 (Acknowledgement of Nature of Plan and Performance Share Units); Section 14 (No Advice Regarding Grant); Section 15 (Right to Continued Employment); Section 17 (Deemed Acceptance); Section 19 (Severability and Validity); Section 20 (Governing Law, Jurisdiction and Venue); Section 22 (Data Privacy, as replaced by the above provision in this Addendum); Section 23 (Electronic Delivery and Acceptance); Section 24 (Language); Section 25 (Compliance with Laws and Regulations); Section 26 (Entire Agreement and No Oral Modification or Waiver); Section 27 (Addendum); and Section 28 (Imposition of Other Requirements).

Additional Tax/Exchange Control Information. You are required to report in your annual tax return: (a) any transfers of cash or Shares to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; (b) any foreign investments or investments (including proceeds from the sale of Shares acquired under the Plan) held outside of Italy exceeding €10,000 or the equivalent amount in U.S. dollars, if the investment may give rise to taxable income in Italy and (c) the amount of the transfers to and from abroad which have had an impact during the calendar year on your foreign investments or investments held outside of Italy. Under certain circumstances, you may be exempt from requirement under (a) above if the transfer or investment is made through an authorized broker resident in Italy.

Starting from 2011, a tax on the value of financial assets held outside of Italy by Italian residents has been introduced. The tax will apply at an annual rate of 0.15% beginning in 2013. The taxable amount will be the fair market value of the financial assets, assessed at the end of the calendar year. For the purposes of the market value assessment, the documentation issued by the Plan broker may be used.

Japan

Offshore Assets Reporting Information. You will be required to report details of any assets (including any Shares acquired under the Plan) held outside of Japan as of December 31st of each year, to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15th of the following year. You should consult with your personal tax advisor as to whether the reporting obligation applies to you and whether you will be required to report details of any outstanding Performance Share Units or Shares held by you in the report.

Korea

Exchange Control Information. Korean residents who realize US$500,000 or more from the sale of Shares or receipt of dividends in a single transaction are required to repatriate the proceeds to Korea within 18 months of receipt.

Addendum-9

Kuwait

There are no country-specific provisions.

Luxembourg

Exchange Control Information. You are required to report any inward remittances of funds to the Banque Central de Luxembourg and/or the Service Central de La Statistique et des Études Économiques within 15 working days following the month during which the transaction occurred. If a Luxembourg financial institution is involved in the transaction, it generally will fulfill the reporting obligation on your behalf.

Mexico

Labor Law Policy and Acknowledgment. By accepting this Award, you expressly recognize that the Company, with offices at 345 Park Avenue, New York, New York 10154, U.S.A., is solely responsible for the administration of the Plan and that your participation in the Plan and acquisition of shares does not constitute an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis and your sole employer is Bristol-Myers Squibb Company in Mexico (“BMS-Mexico”), not the Company in the United States. Based on the foregoing, you expressly recognize that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and your employer, BMS-Mexico, and do not form part of the employment conditions and/or benefits provided by BMS-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.

You further understand that your participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue your participation at any time without any liability to you.

Finally, you hereby declare that you do not reserve to yourself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and you therefore grant a full and broad release to the Company, its subsidiaries, affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Política Laboral y Reconocimiento/Aceptación. Aceptando este Premio1, el participante reconoce que la Compañía, with offices at 345 Park Avenue, New York, New York 10154, U.S.A., es el único responsable de la administración del Plan y que la participación del Participante en el mismo y la adquisicion de acciones no constituye de ninguna manera una relación laboral entre el Participante y la Compañía, toda vez que la participación del participante en el Plan deriva únicamente de una relación comercial con la Compañía, reconociendo expresamente que el único empleador del participante lo es Bristol-Myers Squibb Company en Mexico (“BMS-Mexico”), no es la Compañía en los Estados Unidos. Derivado de lo anterior, el participante expresamente reconoce que el Plan y los beneficios que pudieran derivar del mismo no establecen ningún derecho entre el participante y su empleador, BMS-México, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por BMS-México, y expresamente el participante reconoce que cualquier modificación el Plan o la terminación del mismo de manera alguna podrá ser interpretada como una modificación de los condiciones de trabajo del participante.

1	El término “Premio” se refiere a la palabra “Award.”

Addendum-10

Asimismo, el participante entiende que su participación en el Plan es resultado de la decisión unilateral y discrecional de la Compañía, por lo tanto, la Compañía. Se reserva el derecho absoluto para modificar y/o terminar la participación del participante en cualquier momento, sin ninguna responsabilidad para el participante.

Finalmente, el participante manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de la Compañía, por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia el participante otorga un amplio y total finiquito a la Compañía, sus entidades relacionadas, afiliadas, sucursales, oficinas de representación, sus accionistas, directores, agentes y representantes legales con respecto a cualquier demanda que pudiera surgir.

Netherlands

Insider-Trading Notification. You should be aware of the Dutch insider-trading rules, which may impact the sale of Shares issued to you at settlement of the Performance Share Units. In particular, you may be prohibited from effectuating certain transactions involving Shares if you have inside information about the Company.

Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “inside information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of specific information concerning the issuing company to which the securities relate or the trade in securities issued by such company, which has not been made public and which, if published, would reasonably be expected to affect the share price, regardless of the development of the price. The insider could be any employee of a subsidiary in the Netherlands who has inside information as described herein.

Given the broad scope of the definition of inside information, certain employees working at a subsidiary in the Netherlands may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when they have such inside information.

By accepting the Performance Share Units and the underlying Shares, you acknowledge having read and understood the notification above and acknowledge that it is your responsibility to comply with the Dutch insider trading rules, as discussed herein.

If you are uncertain whether the insider-trading rules apply to you, you should consult your personal legal advisor.

Norway

There are no country-specific provisions.

Peru

Securities Law Information. The grant of Performance Share Units is considered a private offering in Peru; therefore, it is not subject to registration.

Poland

Exchange Control Information. Polish residents holding foreign securities (including Shares) and maintaining accounts abroad must report information to the National Bank of Poland. Specifically, if the aggregate value of shares and cash held in such foreign accounts exceeds PLN 7 million, Polish residents must file reports on the transactions and balances of the accounts on a quarterly basis on special forms

Addendum-11

that are available on the website of the National Bank of Poland. In addition, Polish residents are required to transfer funds (i.e., in connection with the sale of Shares) through a bank account in Poland if the transferred amount in any single transaction exceeds a specified threshold (currently €15,000). If you are a Polish resident, you must also store all documents connected with any foreign exchange transactions you engage in for a period of five years, as measured from the end of the year in which such transaction occurred. You should consult with your personal legal advisor to determine what you must do to fulfill any applicable reporting duties.

Portugal

Language Consent. You hereby expressly declare that you have full knowledge of the English language and have read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the Agreement.

Conhecimento da Lingua. Você expressamente declara ter pleno conhecimento do idioma inglês e ter lido, entendido e totalmente aceito e concordou com os termos e condições estabelecidas no plano e no acordo.

Exchange Control Information. If you acquire Shares under the Plan and do not hold the shares with a Portuguese financial intermediary, you may need to file a report with the Portuguese Central Bank. If the shares are held by a Portuguese financial intermediary, it will file the report for you.

Puerto Rico

There are no country-specific provisions.

Romania

Exchange Control Information. If you deposit the proceeds from the sale of your Shares in a bank account in Romania, you may have to provide the Romanian bank through which the operations are effected with appropriate documentation regarding the receipt of the income. You should consult with a personal legal advisor to determine whether you will be required to submit such documentation to the Romanian bank.

Russia

Exchange Control Information. You acknowledge that you must repatriate the proceeds from the sale of Shares and any dividends/Dividend Equivalents received in relation to the Performance Share Units within a reasonably short time of receipt. Such amounts must be initially credited to you through a foreign currency account opened in your name at an authorized bank in Russia. After the funds are initially received in Russia, they may be further remitted to foreign banks subject to the following limitations: (i) the foreign account may be opened only for individuals; (ii) the foreign account may not be used for business activities; and (iii) you must give notice to the Russian tax authorities about the opening/closing of each foreign account within one month of the account opening/closing.

Securities Law Information. These materials do not constitute advertising or an offering of securities in Russia nor do they constitute placement of the Shares in Russia. The issuance of Shares pursuant to the Performance Share Units described herein has not and will not be registered in Russia and hence, the Shares described herein may not be admitted or used for offering, placement or public circulation in Russia.

Addendum-12

U.S. Transaction. Any Shares issued pursuant to the Performance Share Units shall be delivered to you through a brokerage account in the U.S. You may hold Shares in your brokerage account in the U.S.; however, in no event will shares issued to you and/or share certificates or other instruments be delivered to you in Russia. You are not permitted to make any public advertising or announcements regarding the Performance Share Units or Shares in Russia, or promote these shares to other Russian legal entities or individuals, and you are not permitted to sell or otherwise dispose of Shares directly to other Russian legal entities or individuals. You are permitted to sell Shares only on the New York Stock Exchange and only through a U.S. broker.

Data Privacy Consent. This section replaces Section 22 of the Agreement:

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, your Employer, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company, any subsidiary and/or your Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Performance Share Units or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”).

You understand that Data may be transferred to Morgan Stanley Smith Barney, or such other stock plan service provider as may be selected by the Company in the future, which assists in the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g. the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting the International Compensation and Benefits Group. You authorize the Company, Morgan Stanley Smith Barney and other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon vesting of the Performance Share Units may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case and without cost, by contacting in writing the International Compensation and Benefits Group. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Performance Share Units or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact the International Compensation and Benefits Group.

Labor Law Information. You acknowledge that if you continue to hold Shares acquired under the Plan after an involuntary termination of your employment, you will not be eligible to receive unemployment benefits in Russia.

Addendum-13

Saudi Arabia

Securities Law Information. This document may not be distributed in the Kingdom except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority.

The Capital Market Authority does not make any representation as to the accuracy or completeness of this document, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

Singapore

Securities Law Information. The grant of Performance Share Units is being made in reliance of section 273(1)(f) of the Securities and Futures Act (Chap. 289) (“SFA”) for which it is exempt from the prospectus and registration requirements under the SFA. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that the Performance Share Units are subject to section 257 of the SFA and you will not be able to make (i) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares subject to the Performance Share Units in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.).

Director Notification Requirement. If you are a director, associate director or shadow director of a Singapore company, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore company in writing when you receive an interest (e.g., Performance Share Units, Shares) in the Company or any related companies. In addition, you must notify the Singapore company when you sell shares of the Company or any related company (including when you sell Shares acquired pursuant to your Performance Share Units). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of your interests in the Company or any related company within two business days of becoming a director.

Insider Trading Notification. You should be aware of the Singapore insider trading rules, which may impact the acquisition or disposal of shares or rights to Shares under the Plan. Under the Singapore insider trading rules, you are prohibited from acquiring or selling Shares or rights to Shares (e.g., Performance Share Units under the Plan) when you are in possession of information which is not generally available and which you know or should know will have a material effect on the price of Shares once such information is generally available.

South Africa

Exchange Control Information. You are solely responsible for complying with applicable South African exchange control regulations. Because the exchange control regulations change frequently and without notice, you should consult your legal advisor prior to the acquisition or sale of Shares under the Plan to ensure compliance with current regulations. As noted, it is your responsibility to comply with South African exchange control laws, and neither the Company nor the Employer will be liable for any fines or penalties resulting from failure to comply with applicable laws.

Addendum-14

Spain

Exchange Control Information. To participate in the Plan, you must comply with exchange control regulations in Spain. When receiving foreign currency payments exceeding €50,000 derived from the ownership of Shares issued pursuant to the Performance Share Units (i.e., dividends, Dividend Equivalents or sale proceeds), you must inform the financial institution receiving the payment of the basis upon which such payment is made. You will need to provide the institution with the following information: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment and the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.

If you acquire Shares issued pursuant to the Performance Share Units and wish to import the ownership title of such shares (i.e., share certificates) into Spain, you must declare the importation of such securities to the Spanish Direccion General de Política Comercial y de Inversiones Extranjeras (the “DGPCIE”). Generally, the declaration must be made in January for Shares acquired or sold during (or owned as of December 31 of) the prior year; however, if the value of shares acquired or sold exceeds €1,502,530 (or you hold 10% or more of the share capital of the Company or such other amount that would entitle you to join the Company’s board of directors), the declaration must be filed within one month of the acquisition or sale, as applicable. In addition, you also must file a declaration of ownership of foreign securities with the Directorate of Foreign Transactions each January.

Further, effective January 1, 2013, to the extent that you hold assets (e.g., cash or Shares held in a bank or brokerage account) or rights (e.g., the Performance Share Units) outside of Spain with a value in excess of €20,000 (on a per-asset basis) as of December 31 each year, you will be required to report information on such rights and assets on your tax return for such year.

Labor Law Acknowledgment. This provision supplements Sections 6 and 13 of the Agreement:

By accepting the Performance Share Units, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan document.

You understand and agree that, as a condition of the grant of the Performance Share Units, except as provided for in Section 2 of the Agreement, your termination of employment for any reason (including for the reasons listed below) will automatically result in the forfeiture of any Performance Share Units that have not vested on the date of your termination.

In particular, you understand and agree that, unless otherwise provided in the Agreement, the Performance Share Units will be forfeited without entitlement to the underlying Shares or to any amount as indemnification in the event of a termination of your employment prior to vesting by reason of, including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

Furthermore, you understand that the Company has unilaterally, gratuitously and discretionally decided to grant Performance Share Units under the Plan to individuals who may be employees of the Company or a subsidiary. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any subsidiary on an ongoing basis, other than as expressly set forth in the Agreement. Consequently, you understand that the Performance Share Units are granted on the assumption and condition that the Performance Share Units and the Shares underlying the Performance Share Units shall not become a part of any employment or service contract (either with the Company, the Employer or any subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, you understand that the Performance Share Units would not be granted to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any Award of Performance Share Units shall be null and void.

Addendum-15

Securities Law Information. The Performance Share Units and the Shares described in the Agreement and this Addendum do not qualify under Spanish regulations as securities. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement (including this Addendum) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Sweden

There are no country-specific provisions.

Switzerland

Securities Law Information. The Performance Share Units offered are considered a private offering in Switzerland; therefore, they are not subject to registration in Switzerland.

Taiwan

Exchange Control Information. You may remit foreign currency (including proceeds from the sale of Shares) into or out of Taiwan up to US$5,000,000 per year without special permission. If the transaction amount is TWD500,000 or more in a single transaction, you must submit a Foreign Exchange Transaction Form to the remitting bank and provide supporting documentation to the satisfaction of the remitting bank.

Thailand

Exchange Control Information. If the proceeds from the sale of Shares or the receipt of dividends are equal to or greater than US$50,000 or more in a single transaction, you must repatriate the proceeds to Thailand immediately upon receipt and convert the funds to Thai Baht or deposit the proceeds in a foreign currency deposit account maintained by a bank in Thailand within 360 days of remitting the proceeds to Thailand. In addition you must report the inward remittance to the Bank of Thailand on a foreign exchange transaction form. If you fail to comply with these obligations, you may be subject to penalties assessed by the Bank of Thailand. Because exchange control regulations change frequently and without notice, you should consult your personal advisor before selling Shares to ensure compliance with current regulations. You are responsible for ensuring compliance with all exchange control laws in Thailand, and neither the Company nor any of its subsidiaries will be liable for any fines or penalties resulting from your failure to comply with applicable laws.

Tunisia

Securities Law Information. All proceeds from the sale of Shares must be repatriated to Tunisia. You should consult your personal advisor before taking action with respect to remittance of proceeds into Tunisia. You are responsible for ensuring compliance with all exchange control laws in Tunisia. In addition, if you hold assets abroad in excess of a certain amount, you must report the assets to the Central Bank of Tunisia.

Turkey

Securities Law Information. Under Turkish law, you are not permitted to sell Shares acquired under the Plan in Turkey. The Shares are currently traded on the New York Stock Exchange, which is located outside of Turkey, under the ticker symbol “BMY” and the Shares may be sold through this exchange.

Addendum-16

United Arab Emirates

Securities Law Information. The Plan is only being offered to qualified employees and is in the nature of providing equity incentives to employees of the Company or its subsidiary or affiliate in the UAE. Any documents related to the Plan, including the Plan, Plan prospectus and other grant documents (“Plan Documents”), are intended for distribution only to such employees and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of the Plan Documents, you should consult an authorized financial adviser.

The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any Plan Documents nor taken steps to verify the information set out in them, and thus, are not responsible for such documents.

United Kingdom

Responsibility for Taxes. This provision supplements Section 9 of the Agreement:

You agree that, if you do not pay or the Employer or the Company does not withhold from you the full amount of Tax-Related Items that you owe at vesting and settlement of the Performance Share Units, or the release or assignment of the Performance Share Units for consideration, or the receipt of any other benefit in connection with the Performance Share Units (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount of income tax that should have been withheld shall constitute a loan owed by you to the Employer, effective 90 days after the Taxable Event. You agree that the loan will bear interest at Her Majesty’s Revenue & Customs’ (“HMRC”) official rate and will be immediately due and repayable by you, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to you by the Employer, by withholding in Shares issued upon vesting of your Performance Share Units or from the cash proceeds from the sale of Shares or by demanding cash or a cheque from you. You also authorize the Company to delay the issuance of any Shares unless and until the loan is repaid in full.

Notwithstanding the foregoing, if you are an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that you are an officer or executive director and the income tax that is due is not collected from or paid by you within 90 days of the Taxable Event, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as appropriate) for the value of any employee national insurance contributions due on this additional benefit.

Venezuela

Securities Law Information. The Performance Share Units granted under the Plan and the Shares issued under the Plan are offered as a personal, private, exclusive transaction and are not subject to Venezuelan securities regulations.

Exchange Control Information. Exchange control restrictions may limit the ability to remit funds out of Venezuela in order to receive Shares upon vesting of the Performance Share Units, or remit funds into Venezuela following the sale of Shares acquired upon vesting of the Performance Share Units. The Company reserves the right to restrict settlement of the Performance Share Units or to amend or cancel the Performance Share Units at any time in order to comply with applicable exchange control laws in

Addendum-17

Venezuela. Any Shares acquired under the Plan are intended to be an investment rather than for the resale and conversion of the shares into foreign currency. You are responsible for complying with exchange control laws in Venezuela and neither the Company nor the Employer will be liable for any fines or penalties resulting from your failure to comply with applicable laws. Because exchange control laws and regulations change frequently and without notice, you should consult with you personal legal advisor before accepting the Performance Share Units and before selling any Shares acquired upon vesting of the Performance Share Units to ensure compliance with current regulations.

Addendum-18